Exhibit 99.1

CVSL Offers To Acquire Blyth, Inc. For $16.75 Per Share

(Dallas, TX, October 29, 2013)  — CVSL Inc. [stock symbol: CVSL] has proposed a business combination with Blyth, Inc., under which CVSL would acquire all public common shares of Blyth for a per share consideration of $16.75, representing a 35% premium over the 90-day simple moving average price for the period ending October 24, 2013.

The proposal was outlined in a letter last week from CVSL board member and investment committee chairman John Rochon Jr. to Blyth president and CEO Robert Goergen Jr.

CVSL Inc. is an innovative public company pursuing a strategy of gathering together multiple companies in the direct selling, or micro-enterprise, sector.  Each company maintains its own separate brand identity, leadership and product line, while achieving efficiencies through sharing of back office resources and best practices.

“A combination of Blyth and CVSL would create a powerful new force in the direct selling industry,” said John Rochon, CVSL’s chairman.  “It would be good for shareholders of both companies and good for the sales forces of both companies.”

Mr. Rochon said that the transaction can be accomplished with no dilution of existing CVSL shareholders.  “In every case thus far when CVSL has made an acquisition, we have done so without diluting existing CVSL shareholders.  It is our intention to take the same approach in this case,” said Mr. Rochon.

“We believe this proposal represents a unique opportunity to create significant value for Blyth’s shareholders and employees,” said Mr. Rochon Jr. in the letter to Blyth.

“Due to the value represented by our proposal, we expect that Blyth’s board will engage in a full review of our proposal.  My leadership team and I would be happy to make ourselves available to meet with you and your board at your earliest convenience,” Mr. Rochon Jr. stated.

The letter outlined business advantages to be gained from a transaction, including economies of scale, the ability to consolidate capital spending, sharing of best practices, and opportunities for discounts and other advantages for all sales forces within the combined entity.

The $16.75 per share price proposal represents a premium of 35% above the 90 day simple moving average ending October 24, 2013, payable in the form of $269.54 million in cash. CVSL would provide each Blyth shareholder with the ability to choose whether to receive the consideration in cash or CVSL common stock.

“We look forward to working with the Blyth team to build value and significantly grow the business,” said Mr. Rochon.  “Our two teams, working together, can accomplish exciting things. Our vision is for a close and cooperative alliance among the CVSL and Blyth teams to build our future together.”

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties, and other factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, our Forms 10-Q, including the one issued for the period ending June 30, 2013 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

CVSL Media Contact:  Russell Mack (rmack@cvsl.us.com)

CVSL Investor Relations Contact:  Scott Pumper (scottp@cvsl.us.com)